Exhibit (a)(5)(C)

Comtech Granted Early Termination of HSR Waiting Period in Offer for Radyne

MELVILLE, N.Y., Jun 30, 2008 -- Comtech Telecommunications Corp. (Nasdaq:CMTL) announced today that it has been granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with its previously announced tender offer by Comtech TA Corp., a wholly-owned subsidiary of Comtech, to purchase all issued and outstanding shares of common stock of Radyne Corporation (Nasdaq:RADN), at a price of $11.50 per common share.

Consummation of the tender offer remains subject to the other closing conditions described in the offer to purchase, the related letter of transmittal and other tender offer materials that Comtech filed with the Securities and Exchange Commission on May 22, 2008, as amended, including satisfaction of the minimum condition. The tender offer is currently scheduled to expire at 12:00 Midnight, New York City time, on Tuesday, July 15, 2008.

About Comtech Telecommunications Corp.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. Comtech believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable or ineffective. Comtech conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. Comtech sells products to a diverse customer base in the global commercial and government communications markets. Comtech believes it is a leader in the market segments that it serves.

Additional Information about the Transaction and Where to Find It

The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Radyne. Comtech has filed a tender offer statement with the U.S. Securities and Exchange Commission. Investors and Radyne security holders are strongly advised to read the tender offer materials (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement filed by Radyne with the SEC, because they contain important information. These documents are available at no charge on the SEC's website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may be obtained free of charge by directing a written request to: Comtech Telecommunications Corp., 68 South Service Road, Suite 230, Melville, New York 11747, Attention: Investor Relations.

Cautionary Statement Regarding Forward-Looking Statements

Certain information in this press release may contain forward-looking statements, including but not limited to, information relating to Comtech's future plans and objectives of Comtech's management and Comtech's assumptions regarding such future plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under Comtech's control which may cause actual results, future performance and financial condition, and achievement of plans and objectives of Comtech's management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include: the risk that the tender offer or merger may not be consummated for reasons including that the conditions precedent to the completion of those transactions may not be satisfied, timing of receipt of, and Comtech's performance on, new orders that can cause significant fluctuations in net sales and operating results, the timing and funding of government contracts, adjustments to gross profits on long-term contracts, risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, changes in prevailing economic and political conditions, risks associated with the subpoena from the U.S. Immigration and Customs Enforcement branch of the Department of Homeland Security, and other factors described in Comtech's filings with the SEC.

PCMTL

SOURCE: Comtech Telecommunications Corp.

Comtech Telecommunications Corp.
Media Contacts:
Michael Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com